Exhibit 10.41

Patent License Agreement between

APPLIED ELASTOMERICS, INC. and SSL AMERICAS, INC.

THIS AMENDMENT ONE TO

AGREEMENT effective November 30, 2001 between APPLIED ELASTOMERICS, INC. and SSL AMERICAS, INC.

NOW, THEREFORE, this Agreement is amended as follows:

                Revise Paragraphs §1.3(b)., §4.3., §4.3(b)., §4.3(c)., and §4.3(d) by changing the word "Schedules" to read: "Schedule".

                Revise Paragraph §1.3(b) by changes in italics and strikeout to read:

                "1.3. (b) Company may… shall be first reviewed ~~and determined~~ by AEI for a determination… and §4.3."

                Revise Paragraphs §4.1(b) by adding the word "is" before "otherwise", and at §4.1(c) change the number "15" to read "30".

                Revise Paragraph §4.1(d) to read:

                "4.1. (d) Additionally… SSL shall ~~paid~~ pay to AEI… its distributors, which products shall not be used by AEI for purpose of resale."

                Revise Paragraph §4.2(a)(ii) by changing the year in parenthesis "2002" to read "2003".

                Revise Paragraphs §4.3(a) by changing the word "initially" to "initial" and 4.3(c) to read:

                "4.3. (c) AEI shall notify… Schedule B, unless it is added pursuant to §4.2 and §4.3 on or before the end of the three year time period."

                Revise Paragraph 7.3(b) to read:

                "7.3. (b) Material Breach. In the event… §4.1. (except with respect to the $66,000 product credit), §~~4.3.,~~ §6.1(b)., or… under §3.1., §4.1. (except with respect to the $66,000 product credit), §~~4.3.,~~ §6.1(b)., or §9.5(b) of… with §8.2(a) and (b)."

                Revise Paragraph 9.5(a) to read:

                "9.5. (a) a third… than Company's full obligation… shall ~~terminate this Agreement~~ not be effective on the date of such assignment to said third party;"

                ALL other provisions of the Agreement are unchanged.

                IN WITNESS WHEREOF, the parties have entered into this amendment effective even date with said Agreement.

APPLIED ELASTOMERICS, INC.		SSL AMERICAS, INC.

By:	/s/ John Y. Chen	By:	/s/ Robert Kaiser

Name:	John Y. Chen	Name:	Robert Kaiser

Title:	President	Title:	Vice President

Date:	April 29, 2002	Date:	April 30, 2002

APPLIED ELASTOMERICS, INCORPORATED

PATENT LICENSE AGREEMENT

This Agreement, effective as of November 30, 2001 (the “Effective Date”) is between Applied Elastomerics, Incorporated (“AEI”), a California corporation, with a principal place of business at 163 West Harris Avenue, South San Francisco, CA 94080 and SSL Americas, Incorporated (“Company”), a New Jersey corporation with a principal place of business at 3585 Engineering Drive., Suite 200, Norcross, GA, 30092.

R E C I T A L S

WHEREAS AEI owns and has rights to license certain Patent Rights (as defined herein), covering certain compositions and articles including articles set forth on Schedule B;

WHEREAS, Company has acquired (within the past three years) a company and former AEI licensee (“Silipos, Inc.,”) and is presently involved in the marketing of certain health care products set forth on Schedule B;

WHEREAS, AEI claims certain Patent Rights set forth on Schedule A; and Company seeks to obtain any required non-exclusive Patent License for the products specified on Schedule B under all relevant AEI Patent Rights including any future Patent Rights;

WHEREAS, it is recognized that AEI Patent Rights are accorded the statutory presumption of validity under 35 U.S.C. 282, however, Company, in entering into this Patent License Agreement makes no admission that by payment of any royalty with respect to AEI’s Patent Rights, the existence of any claims of such Patent Rights are valid, and Company makes no admission that any Licensed Products included on Schedule B are covered by, or in the absence of this Patent License would infringe, one or more claims of the Patent Rights;

WHEREAS, except for the patent dispute, Company represents and warrants that prior to its acquiring Silipos, Inc., it is not a past or present party in breach of any agreements with AEI;

WHEREAS, as a compromise between the parties and pursuant to the preliminary understand of April 4, 2002, AEI is prepared to grant and Company is prepared to accept a paid-up license for the Patent Rights in the specified products Field in order to avoid patent litigation;

NOW, THEREFORE, for the good and valuable consideration as herein provided and the sufficiency of which is hereby acknowledged by both parties, AEI and Company hereby agrees as follows:

1.                                      Definitions.

1.1.                              “Affiliate”  shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is related to Company as a parent company, a subsidiary or a sister company, including, but not limited to, SSL International plc or Silipos, Inc.

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1.2.                              “Field” shall mean the general health care field of products listed on Schedule B including (i) consumer health care products, (ii) medical products, (iii) cosmetics products, (iv) dermal products, (v) skin care products, (vi) sports medical products, (vii) orthotic products, and (viii) prosthetic products.

1.3.                              “Licensed Product(s)” shall mean one or more health care products in the Field (not an Excepted Product) which are developed, made or have made, used, offered for sale or sold, exported or imported by Company as described and listed by Company item number or optionally listed by a pre-marketing Company identification number referenced by an accompanying drawing (so as to adequately identify such Licensed Product as to its use, function, design or configuration adequate for purposes of comparison as to its similarity or dissimilarity to other Licensed Products) on Schedule B which is incorporated herein by reference as of the Effective Data or later added as a New Licensed Product (defined in §1.4 and in accordance with §4.2, §4.3, or becomes available at a later time as provided for under §4.1(b)(c) below), that cannot be made or have made, used, offered for sale, or sold, imported or exported in whole or in part, without infringing one or more Valid Claims of the Patent Rights.

(a)                                  Licensed Product(s) in Schedule B shall be described and listed by item or pre-marketing number(s) including any Excepted Product(s) defined below.

(b)                                 Company may from time to time add additional Licensed Products to Schedule B in accordance with §4.1(b) and (c), §4.2 and §4.3. For a Licensed Product to be maintained and included in Schedules B, a license for such product must be requested by Company and at the time available pursuant to §4.1(b) and (c), §4.2 and §4.3; and any product for which a license is requested by Company for inclusion in Schedule B shall be first reviewed and determined by AEI for a determination as to whether it is available or inclusion on Schedules B in accordance with §4.2 and §4.3.

1.4.                              “Excepted Product(s)” shall mean any product(s) licensed to a Third Party Licensee exclusively prior to the Effective Date or a Licensed Product for other specific uses which are not available as of the Effective Date for reasons (i) such product was already exclusively licensed for a specific use or otherwise to another prior to the Effective Date, (ii) not included by Company on Schedule B as of the Effective Data and subsequently licensed exclusively to a third party after the Effective Date, or (iii) included on Schedule B, then dropped by Company from Schedule B for failure to use commercially reasonable efforts to market such Licensed Products (which commercial efforts can be shown by inclusion of such Licensed Product continuously in its regularly published sales catalogue within three year from the date of inclusion of such Licensed product on Schedule B with written notice under §4.3(c)) and subsequently requested by and exclusively licensed to a third party. The notation (“*”) followed by the description of use shall identify any Licensed Product on Schedule B which for reasons provided is not available for a specific use and qualifies as an Excepted Product.

1.5.                              “New Licensed Product” shall mean one or more different Licensed Product (other than a difference on size, minor improvement or modification of an existing Licensed Product) which is not an Excepted Product added to Schedule B in accordance with §4.2, and §4.3 after the Effective Date of this Agreement.

1.6.                              “Licensed Product Date”  shall mean the Effective Date of this Agreement for Licensed Product(s) listed on Schedule B on the Effective Date of this Agreement or the date a New Licensed Product is approved and added to Schedule B.

1.7.                              “AEI Technical Information”  shall mean any technical information of AEI (then currently available) in the Field relevant to Licensed Product(s) in accordance with §2.1(b) requested by Company in writing which shall be transferred, communicated, or otherwise provided under the Confidentiality Agreement of even date to Company on or after the Effective Date.  Company agrees to reimburses AEI promptly for any costs and expenses incurred by AEI in connection with providing such AEI Technical Information to Company which shall include costs of reproduction, copying, shipping, transmitting, facsimile costs, and telecommunication costs, and any appropriate Federal, state, or local taxes on such technical information in printed form.  AEI Technical Information shall not be interpreted to involve any “Consulting Services” as provided in §1.7(b) below.

(a)                                  Additionally, any AEI Technical Information which is provided by AEI to Company or by Company to AEI shall be considered “Confidential Information” as defined in the Confidentiality Agreement and shall be maintained in confidence by Company and AEI in accordance with said Confidentiality Agreement.

(b)                                 In the event, Company may require and request “Consulting Services” (involving any work including any performance of scientific or technical activities, any technical assistance, any show how, any demonstrations, any work-ups, any wet or physical chemistry, any experiments, any R & D involving the generation of any work products, and the like other than available AEI Technical Information) that relates to a specific Licensed Product listed on Schedule B during the Term, Company shall make its request known in writing.  Based on such written request and the identified scope of work involved, AEI will inform Company if AEI has the expertise and capability to provide such services or if such services can or can not be performed by AEI with its existing facilities and if AEI has the expertise and is able to assist in providing such services of the scope request by Company, then AEI will present a written estimate of time and cost for such services to be billed at a current hourly rate of $2,500 per research man hour, $1,500 per technician man hour, and $500 per administrative man hour plus any costs of any materials, phone charges, copying services, and related costs of equipment set up and usage time including any applicable taxes.  Such hourly rates are subject to change without notice and the established rates current at the time of the request shall be charged.

1.8.                              “Patent Rights”  shall mean:

(a)                                  the United States and international patents listed on Schedule A including any other United States and international patents in which the claims of such patents read on the Licensed Products and are acquired or otherwise owned by AEI during the Term of this Agreement in which the Valid Claims of said patents read on the Licensed Products;

(b)                                 any divisionals, continuations, and continuation-in-part patents and patent application (and their relevant international equivalents) of any patent noted in §1.8(a) which are directed to subject matter of Licensed Products listed on Schedule B and in the Field and disclosed in the patents listed on Schedule A, and resulting patents;

(c)                                  any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a) and (b) above; and

(d)                                 any patents which AEI has acquired the right to license, or owned by AEI during the Term of this Agreement, whether issued before or after the Effective Date, that would be infringed by any Licensed Product or new Licensed Product.

1.9.                              “Term” shall mean the Term of this Agreement as further defined in §7.1.

1.10.                        “Territory” shall mean worldwide.

1.11.                        “Third Party Licensees” shall mean third parties who are licensed by AEI in the Field to make, use or sell Licensed Products in the Field.

1.12.                        “Valid Claims” shall mean a claim of any patent that issues on a pending patent application, and any claim in an un-expired patent or patent whose expiration date has been extended by law, contained in the Patent Rights, so long as such claim has not been (i) disclaimed, withdrawn, canceled or abandoned by AEI, or (ii) finally rejected or held invalid by a decision of a patent granting authority in a reexamination or reissue procedure, or (iii) held invalid or unenforceable in a decision of a court or competent body having jurisdiction.

2.                                      Grant of Rights.

2.1.                              License Grants.  Subject to the terms of this Agreement, AEI hereby grants to Company:

(a)                                  a non-exclusive, paid-up license under its rights in the Patent Rights, to the extent not prohibited by third party patents, to develop, make or have made, use, offer to sell or sell, export or import Licensed Products in the Field and throughout the Territory;

(b)                                 a non-exclusive, paid-up license to use AEI Technical Information in the Field provided in connection with the manufacture, use, or sale of Licensed Products in the Territory.

(c)                                  a non-exclusive, paid-up license under its rights in the Patent Rights, to the extent not prohibited by third party patents, to develop, make or have made, use, offer to sell or sell, export or import Licensed Products Nos.: 1786 and 1788 for cosmetic use in the Field and throughout the Territory shall take effect:

(i)                                     on the date an exclusive license for Third Party Licensed Products to Borghese Trademarks, Incorporated (a qualified §1.11 and §2.5 Third Party Licensee) reverts to a non-exclusive license or is otherwise canceled as evidenced by an availability notice issued by AEI,

(ii)                                  subject to payments under §4.1(a)-(d) within 15 days from AEI’s notice of availability which payments upon receipt by AEI shall automatically remove the “*” mark from the affected Licensed Products on Schedule B.

2.2.                              Authority.  AEI represents and warrants that in respect to the Patent Rights that it has legal power to extend the rights granted to Company in this Agreement.

2.3.                              Regarding Third Party Licensees.  It is understood that with respect to Licensed Products listed on attached Schedule B, AEI may have already licensed such Licensed Products to Third Party Licensees on an non-exclusive basis and that with regards to products not listed on Schedule B; AEI may have already granted other Third Party Licensees medical or related products on an exclusive (an Excepted Product) product basis or on a different use product basis.

2.4.                              No Additional Rights.  Nothing in this Agreement shall be construed no confer any rights upon Company by implication, estoppel, or otherwise as to any technology or patent rights of AEI or any other entity other than the Patent Rights related to Licensed Products, regardless of whether such rights shall be dominant or subordinate to any Patent Rights.

2.5.                              Right to Additional Products of Third Party Licensees.  Company shall at any time during the Term have the right to add any available (non-conflicting) Third Party licensed product including Expected Products (which later becomes available) in the Field as a New License Product in accordance with §4.1(b)(c), §4.2 and §4.3.

(a)                                  With respect to this Agreement, no license for Licensed Products listed on Schedule B is granted herein by AEI which is known to conflicts with one or more products of any Third Party Licensees identified by the notation “*” to be an Excepted Product on Schedule B as of the Effective Date.

(b)                                 AEI shall notify Company in writing of the availability of the Excepted Products pursuant to §4.1(b)(c) and of any Excepted Product that becomes available which have been previously requested to writing by Company and will give Company thirty (30) days notice for Company to accept or decline such previously Excepted Products for inclusion on Schedule B prior to licensing such products to another.

3.                                      Company Obligations Relating to Commercialization.

3.1.                              Indemnification.

(a)                                  By Company.  Company shall indemnify, defend, and hold harmless AEI and its trustees, officers, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any Licensed Product.

(b)                                 Procedures.  The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement.  Company agrees, at its own expense, to provide attorneys reasonably acceptable to AEI to defend against any such claim.  The Indemnitees shall cooperate fully with Company in such defense and will permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel.  Company agrees to keep AEI informed of the progress in the defense and disposition of such claim and to consult with AEI with regard to any proposed settlement.

(c)                                  Insurance.  Company shall maintain commercial general liability insurance, including product liability and errors and omissions insurance which shall protect Company and Indemnitees with respect to events covered by §3.1(a) above.  The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions.  Company shall continue to maintain such insurance or self insurance after expiration or termination of this Agreement during any period in which Company or any Affiliate continues (i) to make, use, or sell a product that was Licensed Product under this Agreement and thereafter for a period of two (2) years.

3.2.                              Use of AEI or Company Name.  Neither Company nor AEI shall use any of the other’s name, trademark or service mark, or any variation, adaptation, abbreviation thereof, nor discloses any terms of this Agreement in any promotional material or other public announcement without the prior written consent of the other.  The foregoing notwithstanding, without the consent of the other AEI and Company may state that it is licensor or licensee respectively of one or more of the patents comprising the Patent Rights and may disclose such information in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation.

3.3.                              Marking of Licensed Products.  To the extent commercially feasible and consistent with prevailing business practices, Company shall mark, and shall cause its Affiliates to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product in which the Valid Claims of said patents read on the Licensed Products as determined by Company.

3.4.                              Compliance with Law.  Each of AEI and Company shall use reasonable commercial efforts to comply with, and shall ensure that its Affiliates use reasonable commercial efforts to comply with, all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, safety, use, and sale of Licensed Products.

4.                                      Consideration for Grant of Rights.

4.1.                              Paid-Up License Fee. In partial consideration of the rights granted Company under this Agreement, Company shall pay to AEI by April 30, 2002 a paid-up license fee:

(a)                                  of Three Million One Hundred Thousand ($3,100,000.00) dollars.

(b)                                 of which amount Company shall retain Six Hundred Thousand ($600,000.00) Dollars to be paid in the event the exclusive license for cosmetic use of glove and sock (Expected Products similar to medical use Licensed Products Nos.: 786 and 788 of Schedule B) to Borghese Trademarks, Incorporated (a qualified §1.11 and §2.5 Third Party Licensee) reverts to a non-exclusive license or otherwise canceled; and upon such reversion or cancellation, AEI’s grant of non-exclusive cosmetic use license to Company shall then be effective under §2.1(c), (i) and (ii).

(c)                                  Company shall pay AEI the retained §4.1(b) amount of Six Hundred Thousand ($600,000.00) dollars within 15 days from the date of AEI’s written notice of the availability of a license for cosmetic use of Licensed Products Nos.: 786 and 788 which availability shall remain open for 30 days from the date of notice.  In the event of non-payment by Company by the end of the 15 day period from the date of AEI’s notice of availability, this Agreement shall automatically terminate without recourse.

(d)                                 Additionally, in the event, the Licensed Product (Nos.: 786 and 788) availability notice for the cosmetic use of gel glove and sock is issued by AEI within thirty (30) days from the last date of execution of this Agreement, SSL shall paid AEI an additional sum of Sixty Six Thousand ($66,000.00) Dollars and a credit of Sixty Six Thousand ($66,000.00) Dollars to AEI to use on or before April 30, 2004 to purchase Silipos products pursuant to Silipos’ price list less normal discounts to its distributors.

(e)                                  The Paid-up license fee or fees (under §4.1) is non-refundable and not creditable against any other payments due to AEI under this Agreement.

4.2.                              Product Fee Payment.  For each additional New Licensed Product(s) added to Schedule B after the Effective Date, Company shall pay AEI a non-refundable administrative Product Fee of One Thousand Dollars ($1,000.00) for each New Licensed Product(s) so added under §4.3 with the following exceptions:

(a)                                  Company shall have the right to add any New Licensed Product to Schedule B without the payment of the Product Fee Payment provided:

(i)                                     such New Licensed Product is determined by AEI to be a non-conflicting, existing, non-exclusive Licensed Product licensed to a Third Party Licensee prior to the Effective Date, or

(ii)                                  any New Licensed Product not listed on Schedule B as of April 30, 2002, but is later included in the next published catalogue (by April 30, 2002) of Silipos may be added to Schedule B as a New Licensed Product with the condition that such New Licensed Product (as determined in accordance with §4.3) is not an Excepted Product and not an exclusively licensed product to a Third Party Licensee prior to the Effective Date.

(b)                                 In the event a Licensed Product is dropped for at least one year by Company from Schedule B for failure to use commercially reasonable efforts to market such Licensed Products as described in §1.4 (iii)  and §4.3, Company shall have the right to add the previous listed Schedule B Licensed Product as a New Licensed Product without the payment of the Product Fee, provided said Licensed Product had not been licensed exclusively to a third party during the one year hiatus.

4.3.                              New Licensed Product Notices and Samples.  Prior to marketing of any New Licensed Product, Company shall notify AEI in writing of its desire to market any New Licensed Product stating in such notice the description and proposed item number of the New Licensed Product it wishes to add to Schedules B and the marketing date(s), if any.  Company shall, as provided for in §4.2, include with such notice the appropriate Product Fee Payment.

(a)                                  AEI will have an initially two weeks from the date of such notice to determine if company’s notification to develop and market such New Licensed Product is any Excepted Product or conflicts with any product already licensed to any Third Party Licensees.  If AEI needs additional time to review or evaluate whether a conflict exists, AEI shall have an additional, automatic one-month period of time to respond to Company and thereafter AEI can request an additional amount of time in writing notifying Company of the additional time needed to make its determination and such request for any additional reasonable amount of time shall not be denied by Company.

(b)                                 AEI will add the New Licensed Product in Schedules B provided such New Licensed Product is not in conflict with any product licensed to Third Party Licensees.  Any failure by AEI to respond to such notification within the two-week period shall be deemed a confirmation by AEI that it will add the applicable New Licensed Product to Schedule B hereto.  In the event of conflict, AEI will notify Company in writing and refund to Company the Product Fee payment.  If there is no conflict, Company shall exert commercially reasonable efforts to begin marketing such New Licensed product (as evidenced by inclusion of such Licensed Product in its regularly published sales catalogue within three years from the date of inclusion of such Licensed product on Schedule B).

(c)                                  AEI shall notify Company in writing at least Thirty (30) days prior to the end of the three year time period for marketing the affected New License Product(s) and should Company fail to market the New Licensed Product by the end of the time period, the New Licensed Product will automatically be dropped (without recourse) from Schedules B.

(d)                                 Regarding Licensed Products listed on Schedule B, and before commencing the sale of any New Licensed Product, Company shall send to AEI without charge six (6) samples of all Licensed Products and a up-to-date description and definition of any New Licensed Product identified by trademark and item number.  Upon receipt of the samples of New Licensed Products, AEI will examine and compare the samples and its up-to-date description and definition with the corresponding New Licensed Product as defined, described and listed on Schedules B to determine if the sample is substantially the same as the New Licensed Product listed on the Schedule.  In the event that the sample is materially different from the listed new Licensed product, then the description and definition of the New licensed product listed on Schedule B will be amended to conform to the corresponding sample and its up-to-date description and definition submitted by Company.  In the event AEI determines that the function of the submitted samples of any Licensed Product on Schedule B are different or the samples are materially different from the description and definition listed on Schedule B, or any samples qualify as Excepted Products, or any samples conflict with any products already licensed to any Third Party Licensees, AEI will notify Company in writing of its determination and Company agrees to abide by such determination and abandon marketing any conflicting products (as represented by the sample product submitted by Company to be conflicting).

5.                                      Payments.

5.1.                              Payments in U.S. Dollars.  All payments due under this Agreement shall be payable in United States dollars.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable payment date.  Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes.

5.2.                              Late Payments.  Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at ten (10%) percent annual interest rate compounded daily, which interest shall be calculated based on the number of days that payment is delinquent.

5.3.                              Method of Payment.  All payments under this Agreement should be made payable to “Applied Elastomerics, Incorporated” and sent to the address identified below.  Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfied.

6.                                      Past Sales and Infringement.

6.0.                              Company’s Past Sales.  Company agrees to pay AEI 6% royalty on all past sales of all gel products sold by company in accordance with §6.2 which payment will be held in abeyance without interest until the 3rd anniversary date from the Effective Date. Of Company’s past sales, AEI shall forgive a fraction of (1/3) of the total past sales on the anniversary date of each year during the Term of this Agreement.  The (1/3) forgiveness is granted to Company each year provided Company fully and faithfully discharges all obligations undertaken by it in this Agreement for at least three (3) years.  Failure by Company to so discharge its obligations shall constitute a waiver of the benefits of this paragraph and shall forthwith restore to AEI its full rights as they existed on the date of this Agreement.  In the event, this Agreement is terminated by Company for whatever reasons before November 30, 2004, Company shall pay AEI 6% on all past sales remaining on the date of Termination less the (1/3) fraction of royalties due for each year Company performed under this Agreement.

6.1.                              Notification of Infringement and Infringement Activities.  Company agrees to provide written notice to AEI promptly after becoming aware of any infringement of the Patent Rights.  During the Term of this Agreement, while Company enjoys the use of the rights granted under the Patent Rights, Company agrees not to intentionally or unintentionally, directly or indirectly frustrate AEI’s enforcement of any Valid Claims of the Patent Rights.

(a)                                  In partial consideration of the rights granted Company under this Agreement, Company shall not knowingly or upon being notified by AEI of infringement by any third party, purchase directly or indirectly any License Products listed on Schedule B from any supplier or from a party which has been notify by AEI of infringement;

(b)                                 In partial consideration of the rights granted Company under this Agreement, Company shall not make, use offer to sell, or sell under this Agreement any products covered by Patent Rights other than License Products of Schedule B.

(c)                                  In partial consideration of the rights granted Company under this Agreement, Company shall not participate directly or indirectly in the infringement of or involved in activities having the purpose or intent to frustrate AEI’s enforcement of its Patent Rights or to frustrate the enjoyment of Patent Rights by qualified Third Party Licensees.  In the event AEI notifies Company of such infringement or infringing activity and should Company fail to cease such infringement or terminate its involvement in such infringing activity within thirty (30) days after receiving written notice thereof, AEI may terminate this Agreement upon written notice to Company which termination shall be effective on the post mark date of such notice.

6.2.                              AEI Right to Prosecute.  AEI shall have the right, at its sole discretion, to prosecute any infringement or answer and declaratory judgment action, under its sole control and at its sole expense, and any recovery obtained shall be given to AEI.

6.3.                              Cooperation.  Company agree to cooperate fully in any action under this Section which is controlled by AEI, provided that AEI reimburses the Company promptly for any costs and expenses incurred by Company in connection with providing such assistance.

7.                                      Term and Termination.

7.1.                              Term. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration, invalidation or abandonment of all issued patents within the Patent Rights, unless earlier terminated in accordance with the provisions of this Agreement.

7.2.                              Voluntary Termination by Company.  Company shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to AEI, such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon complying with all terms and obligations of the Agreement, including payment of all amounts due to AEI through such effective date under the Agreement.

7.3.                              Termination for Default.

(a)                                  Nonpayment. In the event Company fails to pay any amounts due and payable to AEI hereunder (except for payment under §4.1(c)), and fails to make such payments within thirty (30) days after receiving written notice thereof, AEI may terminate this Agreement upon written notice to Company.

(b)                                 Material Breach. In the event Company commits a material breach under §3.1., §4.1., §4.3., §6.1(b)., §9.5(b) of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice from AEI, AEI may terminate this Agreement upon written notice to Company. In the event Company or AEI commits a material breach other than under §3.1., §4.1., §4.3., or §6.1(b) of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the non-breaching party may pursue whatever remedies are available at law. Prior to instituting legal proceedings, the parties shall seek to resolve any dispute in accordance with §8.2(a) and (b).

(c)                                  Cease Make, Use and Sell. Company agrees that upon the termination of this Agreement as herein provided, it will forthwith cease to manufacture and/or sell Licensed Products that are covered by the Patent Rights and will not for the period of time during which AEI remains assignee and has legal power of the patents specified in the Patent Rights and that such patents are enforceable and valid, engage either directly or indirectly in the manufacture or sale of Licensed Products. Notwithstanding the above, Company shall have the right to sell-off its inventory as of the date of Termination.

7.4.                              Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or not, provided that the non performing party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

7.5.                              Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Sections §1, §7, §8, and §9, including §2.4., §3.1., §3.2., §3.3., §3.4., §4.1., §4.2., §4.3., §5.1., §5.2., §5.3., §6.0., §6.1., §6.2., §6.3., §7.1., §7.2., §7.3., §7.4., §7.5., §8.1., §8.2., §8.3., §9.4., §9.5., §9.6., §9.7., §9.8., §9.9., §9.10., and §9.11. Upon the early termination of this Agreement, Company and its Affiliates may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) Company is current in payment of all amounts due AEI under this Agreement, and (ii) Company and its Affiliates shall complete and sell all work-in-progress and inventory of Licensed Products.

8.                                      Dispute Resolution.

8.1.                              Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Section may be modified by written agreement of the parties. If either party fails to observe the procedures of this Section, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

8.2.                              Dispute Resolution Procedures.

(a)                                  Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of such notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to the Technology Licensing Office at AEI and to a senior executive for the Company (collectively, the “Executives”), who shall meet at a mutually acceptable time in San Mateo County, California within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

(b)                                 Mediation. At the earlier of: (a) the matter remains unresolved within sixty (60) days after the Notice Date, or if the Executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section 9 shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs; (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

(c)                                  Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section 9.

8.3.                              Preservation of Rights Pending Resolution.

(a)                                  Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations. Nothing in this Section is intended to relieve Company from its obligation to make payments pursuant to Section 4 of this Agreement.

(b)                                 Provisional Remedies. Although the procedures specified in this Section 8 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c)                                  Statute of Limitations. The parties agree that all applicable statutes of limitation and time based defenses (such as estoppel and laches) shall be tolled while the procedures set fourth in §8.3.(a) and §8.3(b) are pending.  The parties shall cooperate in taking any actions necessary to effectuate this result.

9.                                      Miscellaneous.

9.1.                              No Representations or Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER COMPANY NOR AEI MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY ;KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER, OR NOT DISCOVERABLE.  Specifically, and not to limit the foregoing, AEI makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, (ii) that the exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of AEI or of a third party, and (iii) that AEI or a third party is not currently infringing or will not infringe the Patent Rights.

N NO EVENT SHALL COMPANY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES OR AEI, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER COMPANY OR AEI SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.2.                              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

9.3.                              Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

9.4.                              Binding Effects.  This Agreement shall be binding upon and insure to the benefit of the parties and their respective permitted successors and assigns.

9.5.          Assignment. This Agreement may be assigned by the Company to:

(a)           a third party without the written consent of AEI provided said third party states in writing that it accepts the provisions of this Agreement and agree to become in all respects bound thereby in the place and stead of Company.  An assignment by Company involving less than all the provisions of this Agreement or less than company’s full obligation and responsibility under the Agreement shall terminate this Agreement effective on the date of such assignment to said third party;

(b)           with the proviso, Company agrees that for a period of three (3) years from the Effective Date, Company shall not assign this Agreement to a member or related member of the management of Silipos, Inc., as it existed prior to the acquisition of Silipos, Inc., by SSL International plc.

9.6.          Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance of whether or not similar.

9.7.          Governing Law.  This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of California, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

9.8.          Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to AEI:	Applied Elastomerics, Inc.,
163 West Harris Avenue
South San Francisco, CA 94080

Attention:	John Y. Chen, President
Tel: 650-827-1388 Fax: 650-827-1389

If to Company:	SSL- Americas Inc.,
3585 Engineering Drive, Second Floor
Norcross, GA 30092-9214

Attention:	Stuart Heap, President and CEO
Copy to: Robert Kaiser, General Counsel
Tel: 770 582-2170 Fax: 770 582-2232

All notices under this Agreement shall be deemed effective upon receipt.  A party may change its contact information immediately upon written notice to the other party in the manner provided in this Paragraph.

9.9.                              Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provisions of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.  If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 9.  While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

9.10.                        Excuse of Performance.  In the event that lawful performance of this Agreement or any part hereof by either party shall be delayed, prevented or impossible by any circumstance reasonably beyond its control such as acts of God, fire, explosion, mechanical breakdown, strikes, other labor trouble, plant shutdown, unavailability of or shortage of any material necessary for manufacturing Licensed Product From any sources, or as a consequence of any law, regulation, order, rule, direction, priority, seizure, allocation, requisition, or any other official action by any department, bureau, board, administration or other instrumentality or agency or any government or political subdivisions thereof having jurisdiction over such party, such party shall not be considered in default hereunder by reason of any failure to perform occasioned thereby.

9.11.                        Entire Agreement.  Except for the Confidential Agreement referred to in §1.7, this Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the duly authorized representatives on the date(s) set forth below.

APPLIED ELASTOMERICS, INC.(“AEI”)		SSL AMERICAS, INC. (“Company”)

By:	/s/ John Y. Chen	By:	/s/ Robert Kaiser

Name:	John Y. Chen	Name:	Robert Kaiser

Title:	President	Title:	Vice President

Date:	April 25, 2002	Date:	April 30, 2002

ATTEST:	/s/ [ILLEGIBLE]	ATTEST:	/s/ [ILLEGIBLE]

Secretary		Secretary

(Seal)		(Seal)